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                                                                       EXHIBIT 5


December 22, 1994



Securities and Exchange Commission


450 Fifth Street, N.W.


Washington, D.C. 20549



Ladies and Gentlemen:



I am Assistant General Counsel of USX Corporation, a Delaware corporation (hereinafter the "Corporation"), and have served as counsel to the Corporation in connection with the preparation of the Registration Statement on Form S-3 (hereinafter the "Registration Statement") for the proposed sale of 2,000,000 shares of USX-U.S. Steel Group Common Stock (the "Shares") pursuant to the


USX-U.S. Steel Group Common Stock Dividend Reinvestment and Stock Purchase Plan.



As Assistant General Counsel, I am familiar with the Corporation's Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to have examined, the Registration Statement and such other records and documents, including certificates of government officials and corporate officers, that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.



Based upon the foregoing, I am of the opinion that the Shares, when issued, will be legally issued, fully paid and non-assessable.



I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



Very truly yours,



/s/ John A. Hammerschmidt